Exhibit 99.1



For Immediate Release

      BSD Medical Files Patent for New `Smart Weapon' Applicator to Trigger
             `Smart Bomb' Delivery of Chemotherapy in Breast Tumors

SALT LAKE CITY--June 15, 2007-- BSD Medical Corp. (AMX:BSM) said today that the company has filed a patent for a new non-invasive phased array breast treatment applicator developed to selectively heat breast cancer tumors. This novel capability is uniquely applicable to the 915 MHz operating frequency of the BSD-500 hyperthermia system.

The company discovered through research that at 915 MHz the characteristics of breast tumors 4-5 centimeters in diameter (those typically treated with radiation and/or chemotherapy) selectively absorb microwave energy, while the microwaves largely pass through the other tissues of the breast. The discovery of this selective heating capability could be used in numerous ways for better delivery of hyperthermia in treating breast cancer. However, one of the novel applications is to use selective heating of breast tumors to release tiny heat-triggered capsules of chemotherapy drugs as they enter breast tumors through the blood stream, causing the capsules to burst inside the tumor, greatly multiplying the potency of the drug delivery. In this case the breast applicator would serve as the "targeting system" to find and heat tumors and the heat-triggered drug capsules would become "smart bombs" that release when heated as they enter the tumor.

Duke University is already using BSD Medical's hyperthermia equipment to release chemotherapy drugs delivered in heat-triggered capsules, and one of the reasons for this new applicator development was to further support Duke's research already underway. This method of providing chemotherapy thus far has shown the ability to deliver 30 times more drug than would normally reach the tumor site with non-encapsulated drug. In addition to releasing the chemotherapy capsules, heat (hyperthermia) therapy makes the tumor's blood vessels porous so that the capsules can pass from the bloodstream into the tumor. Hyperthermia also increases oxygen levels within tumors, and oxygen is critical to the proper functioning of certain chemotherapy agents. Hyperthermia also amplifies the level of genetic damage that chemotherapy inflicts on cells by inhibiting enzymes that normally repair the damage.

Breast cancer tumors that reach a diameter of 4 centimeters or larger are commonly treated by radical breast removal. An important objective of this effort is to provide less invasive alternatives for treatment.

About BSD Medical

BSD Medical Corp. is a leading developer of systems used to deliver therapies involving precision-focused heat for the treatment of cancer. The objective of the company is to deliver a complete solution in thermal treatments for cancer, as provided by precision-focused microwave heating, to support radiation oncologists, interventional radiologists, medical oncologists and surgeons in providing more effective procedures and treatments. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, including future prospects relating to research described herein, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.



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